Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Federated MDT Stock Trust

We consent to the use of our report dated December 23, 2015, with respect to the financial statements of Federated MDT Stock Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG

Boston, Massachusetts

November 16, 2016